Exhibit 3.1
AMENDMENT NO. 1 TO FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF WESTERN GAS PARTNERS, LP
This Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP (this “Amendment”) is made as of the 19th day of December, 2008, by Western Gas Holdings, LLC, a Delaware limited liability company (the “General Partner”) in accordance with Article XIII of the Partnership Agreement (as such capitalized terms are defined below).
R E C I T A L S
     A. The General Partner is the sole general partner of Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”) that is governed by the First Amended and Restated Agreement of Limited Partnership dated as of May 14, 2008 (the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
     B. The Partnership has entered into a Contribution Agreement dated as of November 11, 2008 (the “2008 Contribution Agreement”) by and among Western Gas Resources, Inc., a Delaware corporation, Asset HoldCo, Holdings, the General Partner, the Partnership, OLP GP, and the Operating Partnership, in which the Partnership will acquire certain midstream assets.
     C. Pursuant to the transactions contemplated by the 2008 Contribution Agreement and in consideration (in part) for such midstream assets, the Partnership will make a special cash distribution (the “Special Distribution”) in the amount of $175,000,000 to Holdings, without a corresponding distribution to the General Partner or the Limited Partners of the Partnership.
     D. To effect the Special Distribution as contemplated by the 2008 Contribution Agreement, it is necessary to amend the Partnership Agreement as provided herein.
     E. The General Partner has determined that this Amendment will not adversely affect the Limited Partners in any material respect.
     F. Acting pursuant to the power and authority granted to it under Section 13.1(d) of the Partnership Agreement, the General Partner has determined that this Amendment does not require the approval of any Partner.
AGREEMENT
     NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:
     1. Section 6.10. A new Section 6.10 is hereby added to the Partnership Agreement, to follow Section 6.9 and to read in full as follows:

     “6.10 Special Distributions. Notwithstanding anything to the contrary set forth in this Agreement, following Asset HoldCo’s, contribution, assignment, transfer, and conveyance (or caused contribution, assignment, transfer and conveyance) to the Partnership of certain System Assets (as defined in the 2008 Contribution Agreement) and the Western Gas Wyoming Interest (as defined in the 2008 Contribution Agreement) owned by WGRAH, as contemplated by the Contribution Agreement dated November 11, 2008 (the “2008 Contribution Agreement”), among Western Gas Resources, Inc., a Delaware corporation, Holdings, Asset HoldCo, the General Partner, OLP GP, Operating Partnership, and the Partnership, the Partnership shall distribute $175,000,000 in cash to Holdings (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the 2008 Contribution Agreement. Notwithstanding anything to the contrary set forth in this Agreement (including Section 6.1(d)(iii)(A)), neither Holdings nor the General Partner shall receive an allocation of income (including gross income) or gain as a result of the distribution provided for in the preceding sentence.”
     2. Ratification. Except as expressly amended hereby, the Partnership Agreement is hereby ratified and confirmed, and shall continue in full force and effect.
     3. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.
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     IN WITNESS WHEREOF, the General Partner has executed and delivered this Amendment in accordance with Section 13.1 of the Partnership Agreement, and as of the date first above written.

WESTERN GAS HOLDINGS, LLC, as General Partner

By:	/s/ Robert G. Gwin
Name:	Robert G. Gwin
Title:	President and Chief Executive Officer
Signature page to Amendment No. 1 to
First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP